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Exhibit 99.1

CONTACT:

Melinda Kile

VP and Controller

206-286-2501

NEORX REPORTS EARLY CLINICAL RESULTS
WITH PRETARGET® LYMPHOMA

Phase I Data Presented at ASCO Annual Meeting

        Seattle, WA, May 20, 2002—NeoRx Corporation (NASDAQ: NERX) today announced the presentation of results from a phase I safety study of Pretarget® Lymphoma, a targeted therapeutic in development for patients with non-Hodgkin's lymphoma (NHL). Ruby Meredith, MD, Department of Radiation Oncology, University of Alabama at Birmingham Comprehensive Cancer Center, delivered the results in an oral presentation today during the 38th Annual Meeting of the American Society of Clinical Oncology (ASCO). Dr. Meredith reported that the phase I data indicate that Pretarget Lymphoma is usually well tolerated, and may provide a means to deliver higher doses of radiotherapeutic to tumor cells.

        Objectives of this initial clinical study were to evaluate the safety, pharmacokinetics, biodistribution, dosage and timing of administration of the Pretarget Lymphoma components, and to provide preliminary efficacy data. Pretarget Lymphoma consists of a genetically engineered fusion protein that targets and binds to lymphoma cells, a clearing agent to remove unbound fusion protein from circulation, and a small-molecule radiotherapeutic that attaches rapidly to the pre-bound fusion protein to destroy lymphoma cells.

        Fifteen patients with relapsed or refractory CD20-positive adult B-cell NHL participated in the study. Data were presented for the 11 patients who were treated and evaluable to date. All study participants were heavily pretreated, and had failed prior therapies, including treatment with standard chemo-or radiotherapy, Rituximab, or autologous stem cell transplantation (ASCT).

        The patients were administered one of two dose levels (160 or 320 mg/m2) of the Pretarget Lymphoma fusion protein, followed 48 or 72 hours later by infusion of the clearing agent. Twenty-four hours later, the patients were administered the yttrium-90 radiotherapeutic component, which for this study also included indium-111 to enable imaging of the patients' tumors. Yttrium-90 was administered at a dose of 15 mCi/m2; the mean estimated dose to tumors was 32 cGy. Favorable tumor-to-normal organ and tumor-to-whole body ratios for the radiotherapeutic were achieved.

        Efficacy results were reported for the 11 patients. Two patients achieved a complete response (CR), and two patients achieved a partial response (PR), for an overall response rate of 36% (4/11). Duration of response for the two CR patients to date is 11 months for one patient, and three months for the second patient. Duration to date for the two PR patients is three months for one patient, and over six months for the other individual.

        Treatment with Pretarget Lymphoma at the dose levels studied was usually well tolerated. However, two patients experienced grade 3 or 4 hematologic toxicities (thrombocytopenia or neutropenia). These two patients had undergone previous multiple bone marrow-suppressive therapies. One of these patients previously had undergone an ASCT; the second individual had bone marrow

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involvement with his NHL. A third patient was hospitalized for gastrointestinal complications, which were subsequently resolved.

        Pharmacokinetic and biodistribution data from the study confirmed the tumor-targeting concept of Pretarget Lymphoma. Administration of the clearing agent reduced levels of circulating fusion protein by more than 95% within six hours. Tumor uptake of radiotherapeutic was positive, as indicated by imaging and dosimetry data. Radiotherapeutic also localized to a lesser degree to the kidney and bladder. Localization to other non-target tissues was negligible.

        The US Food and Drug Administration (FDA) has requested and NeoRx has agreed that the company complete a 90-day follow-up on all patients treated to date, and that the FDA review the data and any related matters before NeoRx conducts additional studies on Pretarget Lymphoma.

        Non-Hodgkin's lymphoma (NHL) is a heterogeneous group of cancers of immune system cells called lymphocytes; most NHL occurs in B lymphocytes (B cells). NHL is the fifth most common form of cancer. According to the American Cancer Society, over 56,000 new cases are diagnosed annually in the US.

        NeoRx is a cancer therapeutics company developing products for targeted delivery of anti-cancer agents, including radiopharmaceuticals, directly to sites of disease. NeoRx is developing two technologies for targeting cancers with radiopharmaceuticals and has three product candidates in clinical development: Skeletal Targeted Radiotherapy for multiple myeloma, Pretarget Lymphoma for non-Hodgkin's lymphoma, and Pretarget Carcinoma for adenocarcinoma.

        This release contains forward-looking statements relating to the development of the Company's products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress, costs and results of clinical trials, the availability, cost and timely delivery of materials and services from third-party suppliers and collaborative partners, the satisfaction of regulatory requirements, and the receipt, timing, terms and conditions of required regulatory approvals. There can be no assurance that new protocols will receive favorable regulatory review. Reference is made to the Company's latest Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

        Visit NeoRx at www.neorx.com

NeoRx and Pretarget are registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

        © 2002 NeoRx Corporation. All Rights Reserved

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  Exhibit 99.1
NEORX REPORTS EARLY CLINICAL RESULTS WITH PRETARGET® LYMPHOMA Phase I Data Presented at ASCO Annual Meeting